For Further Information, Contact:

                                               Donald F. Holt,
                                               Executive Vice President &
                                               Chief Financial Officer
                                               (717) 231-5704

            KEYSTONE FINANCIAL REPORTS 4TH QUARTER/YEAR END RESULTS

HARRISBURG,  PA,  January 19, 1999 -- Keystone  Financial,  Inc.  (NASDAQ,  NMS:
KSTN), the third largest bank holding company headquartered in Pennsylvania, today reported operating results for the fourth quarter and year ended December 31, 1998.

Net income for the year ended December 31, 1998 reached $99,747,000, or $1.94 per basic share compared with $87,917,000, or $1.70 per basic share in 1997 (including second quarter 1997 charges associated with the merger of Financial Trust Corp). The 1998 return on average assets was 1.45 percent, up from 1.33 percent a year earlier. The return on average equity for the year reached 14.63 percent, an increase from 13.27 percent in 1997. Net income for the fourth quarter of 1998 totaled $24,749,000, or 48 cents per basic share, compared with $25,564,000, or 49 cents per basic share for the same 1997 period. Assets at the close of 1998 reached $7 billion, consisting primarily of loans totaling $4.5 billion. Total deposits were $5.2 billion at December 31, 1998.

In late November, 1998, Keystone announced plans to unify its banks under a single charter and single name - Keystone Financial Bank, N.A. The legal merger of the banks was accomplished on December 31, 1998. The reorganization process is expected to be completed by late 1999. Charges of approximately $15 million related to this change will be reflected in 1999's first quarter operating results.

"While revenue growth remains a challenge because of competitive pressures and economic uncertainty, we are confident that we are headed in the right direction with our decision to simplify our structure. These changes will make it easier for us to deliver our products and services to our customers through our local market teams," said Carl L. Campbell, Chairman and Chief Executive Officer.

During the quarter, the company repurchased slightly more than one million of its shares, bringing the total repurchases for 1998 to two million shares, or approximately four percent of total shares outstanding. The plans previously approved by Keystone's Board of Directors call for the repurchase of two million additional shares.

Keystone Financial, Inc. is now the holding company for a single bank, Keystone Financial Bank, NA, but the bank will continue to do business as American Trust Bank, NA, Cumberland, MD; Financial Trust Company, Carlisle, PA; Keystone Bank, NA, Horsham, PA; Keystone National Bank, Lancaster, PA; Mid-State Bank, Altoona, PA; Northern Central Bank, Williamsport, PA; and


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Pennsylvania  National  Bank,  Pottsville,  PA for portions of 1999.  During the year, Keystone will make changes to its internal systems to accommodate the unification of these previously separate operating entities.

Keystone also operates Martindale Andres & Co., an investment management services provider; Keystone Financial Mortgage Co.; MMC&P, a retirement benefit services firm; Keystone Brokerage, Inc., offering full service investment planning and discount brokerage; and a 24-hours a day, seven days a week Telephone Banking Center.

For more information, visit the company's web site on the Internet at www.keyfin.com.


Keystone Financial, Inc.
Financial Highlights (Unaudited)


                            For the Three Months               For the Year
                                    Ended                         Ended
------------------------- -------------------------   --------------------------

                            12/31/98     12/31/97      12/31/98    12/31/97(a)
------------------------- ------------ ------------  ------------ -------------

Net Income                 $24,749,000  $25,564,000   $99,747,000   $87,917,000
------------------------- ------------ ------------  ------------ -------------

Basic Earnings per share          $.48         $.49         $1.94         $1.70
------------------------- ------------ ------------  ------------ -------------

Diluted earnings per share        $.48         $.49         $1.92         $1.68
------------------------- ------------ ------------  ------------ -------------

Average shares outstanding  51,169,000   51,980,000    51,446,000    51,693,000
------------------------- ------------ ------------  ------------ -------------

(a) Includes   the  impact  of  second   quarter   1997  merger  and   portfolio
    restructuring charges which reduced net income by $8.6 million, or 17 cents per share.


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